Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
October 26, 2009	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Earnings

for the Third Quarter and First Nine Months of 2009

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the third quarter and the first nine months of 2009. Third quarter of 2009 earnings were $17.4 million or $0.40 per diluted share while earnings for the first nine months of 2009 were $55.2 million or $1.27 per diluted share.

“We are pleased with the financial performance results for the first nine months of 2009, especially in light of the very challenging economic times,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “While earnings are down compared to last year, United’s earnings for the first nine months of 2009 compare very favorably to most regional banking companies as evidenced by a return on average assets of nearly 1% as compared to -0.22% for the first six months of 2009 for United’s Federal Reserve peer group of bank holding companies with total assets between $3 and $10 billion.”

Earnings for the third quarter of 2008 were $19.6 million or $0.45 per diluted share. Earnings for the first nine months of 2008 were $70.4 million or $1.62 per diluted share.

United’s asset quality also continues to compare favorably to its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.26% at September 30, 2009 compares favorably to the most recently reported percentage of 3.61% at June 30, 2009 for United’s Federal Reserve peer group. At September 30, 2009, nonperforming loans were $72.9 million or 1.26% of loans, net of unearned income, up from nonperforming loans of $60.5 million or 1.03% of loans, net of unearned income at June 30, 2009 and nonperforming loans of $54.2 million or 0.90% of loans, net of unearned income at December 31, 2008. The increase in nonperforming loans since year-end 2008 is indicative of the current economic conditions. High unemployment levels and the recent economic recession have impacted the performance of both consumer and commercial portfolios. Any probable loss on these loans has been properly evaluated and allocated within the company’s allowance for loan losses. As of September 30, 2009, the allowance for loan losses was $68.1 million or 1.18% of loans, net of unearned income, as compared to $61.5 million or 1.02% of loans, net of unearned income at December 31, 2008. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 93.4% and 113.5% at September 30, 2009 and December 31, 2008, respectively. The coverage ratio for United’s Federal Reserve peer group was 81.1% at June 30, 2009. Total nonperforming assets of $117.6 million, including OREO of $44.8 million at September 30, 2009, represented 1.45% of total assets which also compares favorably to the most recently reported percentage of 2.97% at June 30, 2009 for United’s Federal Reserve peer group.

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United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 12.1% at September 30, 2009 while its Tier I capital and leverage ratios are 10.8% and 9.0%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

Results for the third quarter of 2009 included a before-tax other-than-temporary impairment charge of $2.8 million on certain investment securities and a positive tax adjustment of $568 thousand due to the expiration of the statute of limitations for examinations of certain years. In addition, results for the first nine months of 2009 included a credit loss provision of $17.6 million for three loans with fraudulent collateral made to three affiliated companies of a commercial customer, an additional expense of $3.6 million for a special FDIC assessment, and an other-than-temporary impairment charge of $782 thousand on an investment security, all of which were recorded in the second quarter. All of these expense amounts are before-taxes. Also, results for the first nine months of 2009 included an income tax benefit of $11.5 million recorded in the first quarter associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination.

Results for the third quarter and first nine months of 2008 included a noncash before-tax other-than-temporary impairment charge of $9.0 million on a corporate debt holding and a positive tax adjustment of $1.4 million due to the expiration of the statute of limitations for examinations of certain years. Also included in the results for the first nine months of 2008 was a $917 thousand before-tax gain related to Visa’s initial public offering and the partial redemption of Visa shares held by United.

Tax-equivalent net interest income for the third quarter of 2009 was $64.5 million, a decrease of $3.1 million or 5% from the third quarter of 2008. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $181.9 million or 3% for the third quarter of 2009. Average net loans declined $68.0 million or 1% for the third quarter of 2009 while average investments decreased $264.8 million or 19% due mainly to maturities and calls of securities and a decline in the fair value of available for sale securities from the third quarter of 2008. Average short-term investments increased $150.9 million as a result of United placing its excess cash in an interest-bearing account with the Federal Reserve. In addition, the average yield on earning assets declined 79 basis points for the third quarter of 2009 as compared to the third quarter of 2008. Partially offsetting these decreases to tax-equivalent net interest income was a decrease of 75 basis points in the third quarter of 2009 average cost of funds. The net interest margin for the third quarter of 2009 was 3.63%, down 8 basis points from a net interest margin of 3.71% for the third quarter of 2008.

Tax-equivalent net interest income for the first nine months of 2009 was $193.5 million, a decrease of $7.1 million or 4% from the first nine months of 2008. This decrease in tax-equivalent net interest income was primarily attributable to a slight decrease in average assets as well as one less day for the first nine months of 2009 as compared to last year’s first nine months. Average earning assets for the first nine months of 2009 were virtually flat from the first nine months of 2008, decreasing $38.7 million or less than 1%. Average net loans grew $83.5 million or 1% for the first nine months of 2009 from the first nine months of 2008 while average short-term investments increased $74.0 million. However, average investments declined $196.2 million or 14% from the first nine months of 2008 due mainly to maturities and calls of securities and a decline in the fair value

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of available for sale securities. In addition, the average yield on earning assets for the first nine months of 2009 declined 91 basis points as compared to the first nine months of 2008. Partially offsetting these decreases to net interest income was a decrease of 88 basis points in the first nine months of 2009 average cost of funds. The net interest margin for the first nine months of 2009 was 3.61%, down 11 basis points from a net interest margin of 3.72% for the first nine months of 2008.

On a linked-quarter basis, United’s tax-equivalent net interest income for the third quarter of 2009 was relatively flat from the second quarter of 2009, decreasing $617 thousand or less than 1% due mainly to a slight decline in average earning assets. Average earning assets were relatively flat from the second quarter of 2009, decreasing $22.4 million or less than 1% for the quarter as average net loans decreased $101.8 million or 2% and average investments declined $67.8 million or 6%. However, average short-term investments increased $147.1 million for the quarter. In addition, the third quarter of 2009 average yield on earning assets declined 12 basis points. Partially offsetting these decreases to net interest income was an 8 basis point decline in the average cost of funds and one more day in the quarter. The net interest margin of 3.63% for the third quarter of 2009 was a decrease of 4 basis points from the net interest margin of 3.67% for the second quarter of 2009.

For the quarters ended September 30, 2009 and 2008, the provision for credit losses was $8.1 million and $6.5 million, respectively, while the provision for the first nine months of 2009 was $39.3 million as compared to $12.9 million for 2008. The increase in the provision for credit losses for the third quarter of 2009 was due mainly to increases in nonperforming assets, loan charge-offs and inherent risk factors as a result of the current economic environment. The increase in the provision for credit losses for the first nine months of 2009 was due mainly to the previously mentioned provision of $17.6 million for loans with fraudulent collateral made to three affiliated companies of a commercial customer. Net charge-offs were $4.9 million and $33.2 million for the third quarter and first nine months of 2009, respectively, as compared to $6.3 million and $12.3 million for the third quarter and first nine months of 2008. Net charge-offs for the first nine months of 2009 included the $17.6 million for the loans with fraudulent collateral. Annualized net charge-offs as a percentage of average loans were 0.33% and 0.75% for the third quarter and first nine months of 2009, respectively. Adjusting for the impact of the $17.6 million loss from net charge-offs and average loans, the annualized net charge-offs as a percentage of average loans ratio would have been 0.35% for the first nine months of 2009. United’s most recently reported Federal Reserve peer group banking companies’ net charge-offs to average loans percentage was 1.43% for the first six months of 2009. On a linked-quarter basis, United’s provision for credit losses and net charge-offs decreased $15.2 million and $16.5 million, respectively, from the second quarter of 2009 due to the provision and charge-offs related to the loans with fraudulent collateral.

Noninterest income for the third quarter of 2009 was $14.5 million, which was an increase of $4.2 million from the third quarter of 2008. Included in noninterest income for the third quarter of 2009 and 2008 were the previously mentioned noncash before-tax other-than-temporary impairment charges of $2.8 million and $9.0 million, respectively, on certain investment securities. Excluding the results of the other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have decreased $2.1 million or 11%. This decrease for the third quarter of 2009 resulted primarily from a decrease of $1.4 million in revenue from trust and brokerage services due mainly to a decrease in the value of the trust assets under management. In addition, income from bank-owned life insurance policies decreased $571 thousand due to a decline in the cash surrender value while fees from bankcard services declined $439 thousand due mainly to a lower volume of spending by consumers as a result of the current

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economic conditions. Partially offsetting these declines was an increase of $315 thousand in fees from deposit services due mainly to the High Performance Checking program.

Noninterest income for the first nine months of 2009 was $47.8 million, which was virtually flat from the first nine months of 2008, decreasing $360 thousand or less than 1%. As previously mentioned, included in noninterest income for the first nine months of 2009 and 2008 were noncash before-tax other-than-temporary impairment charges of $3.6 million and $9.0 million, respectively, on certain investment securities. Also included in noninterest income for the first nine months of 2008 was a $917 thousand before-tax gain related to Visa’s initial public offering and the partial redemption of Visa shares held by United. Excluding the results of security transactions (which includes impairment charges, net gains or losses on the sale of securities and the partial redemption of the Visa shares), noninterest income for the first nine months of 2009 would have decreased $4.5 million or 8% from the first nine months of 2008. This decrease resulted primarily from declines of $2.8 million in revenue from trust and brokerage services due mainly to a decrease in the value of the trust assets under management, $1.8 million in fees from bankcard services due mainly to a lower volume of spending by consumers as a result of the current economic conditions and $1.7 million in income from bank-owned life insurance policies due to a decrease in the cash surrender value. Partially offsetting these declines was an increase of $830 thousand in income from derivatives not in hedge relationships due to a change in the fair value. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement. In addition, fees from deposit services increased $788 thousand due mainly to the High Performance Checking program.

On a linked-quarter basis, noninterest income for the third quarter of 2009 decreased $3.3 million from the second quarter of 2009. Included in the results for the third quarter and second quarter of 2009 were the other-than-temporary impairment charges of $2.8 million and $782 thousand, respectively. Excluding the results of security transactions, noninterest income would have decreased $1.7 million or 9% on a linked-quarter basis due primarily to decreases in income from derivatives not in hedge relationships of $1.4 million due to a change in fair value, in revenue from trust and brokerage services of $364 thousand due mainly to a decrease in volume and in income from bank-owned life insurance policies of $289 thousand as a result of a decrease in the cash surrender value. Partially offsetting these decreases was an increase of $311 thousand in fees from deposit services.

Noninterest expense for the third quarter of 2009 was $43.7 million, an increase of $2.0 million or 5% from the third quarter of 2008. Equipment expense including other real estate owned (OREO) increased $1.3 million due mainly to increased losses from a decline in fair values of OREO properties. Also, employee benefits expense increased $1.2 million due to a $1.4 million increase in expense associated with United’s employee pension plan. Employee compensation declined $417 thousand due to less commission expense. In addition, bankcard processing expense decreased $489 thousand due to a decline in the volume of customer spending.

Noninterest expense for the first nine months of 2009 was $131.2 million, an increase of $6.7 million or 5% from the first nine months of 2008. Included in noninterest expense for the first nine months of 2009 was the previously mentioned additional expense accrual of $3.6 million for a special FDIC assessment. Employee benefits expense increased $3.8 million due to a $4.4 million increase in pension expense. In addition, equipment expense including other real estate owned (OREO) increased $2.1 million due mainly to increased

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losses from a decline in fair values of OREO properties. Expense from derivatives not in hedge relationships increased $830 thousand due to a change in their fair value. Employee compensation declined $1.7 million due to less commission and incentives expense. Bankcard processing expense also declined $1.7 million due to a decrease in volume.

On a linked-quarter basis, noninterest expense for the third quarter of 2009 decreased $2.0 million or 4% due mainly to a decrease of $2.3 million in FDIC assessment expense from the second quarter of 2009 which included the additional expense accrual of $3.6 million for a special FDIC assessment. In addition, expense from derivatives not in hedge relationships decreased $1.4 million due to a change in fair value. Equipment expense including OREO increased $865 thousand due mainly to higher OREO losses.

Income tax expense for the third quarter and first nine months of 2009 was $7.2 million and $7.0 million, respectively, as compared to $6.7 million and $29.8 million for the third quarter and first nine months of 2008, respectively. During the third quarter of 2009, United reduced its income tax reserve by $568 thousand due to the expiration of the statute of limitations for examinations of certain years as compared to $1.4 million in the third quarter of 2008. During the first quarter of 2009, United recorded a benefit associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination. The total income tax benefit recorded in the first quarter of 2009 related to these two events was $11.5 million. As a result of these tax adjustments, United’s effective tax rate was 29.19% and 11.20% for the third quarter and first nine months of 2009, respectively, as compared to 25.60% and 29.75% for the third quarter and first nine months of 2008, respectively. On a linked-quarter basis, income taxes increased $4.2 million due mainly to increased earnings. Also, the effective tax rate increased to 29.19% from 26.59% for the second quarter of 2009.

During the third quarter of 2009, United’s Board of Directors declared a cash dividend of $0.29 per share. The annualized 2009 dividend of $1.16 equates to a yield over 6% based on recent UBSI market prices.

United Bankshares, with $8.1 billion in assets, presently has 113 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30 2009	September 30 2008	September 30 2009	September 30 2008
EARNINGS SUMMARY:
Interest income, taxable equivalent	$93,598	$110,211	$286,701	$337,773
Interest expense	29,104	42,623	93,215	137,158
Net interest income, taxable equivalent	64,494	67,588	193,486	200,615
Taxable equivalent adjustment	2,701	3,451	8,567	11,048
Net interest income	61,793	64,137	184,919	189,567
Provision for credit losses	8,067	6,497	39,346	12,948
Noninterest income	14,523	10,330	47,763	48,123
Noninterest expense	43,674	41,638	131,186	124,473
Income taxes	7,174	6,740	6,960	29,834
Net income	17,401	19,592	55,190	70,435

PER COMMON SHARE:
Net income:
Basic	0.40	0.45	1.27	1.63
Diluted	0.40	0.45	1.27	1.62
Cash dividends	$0.29	$0.29	0.87	0.87
Book value			17.78	17.86
Closing market price			$19.59	$35.00
Common shares outstanding:
Actual at period end, net of treasury shares			43,406,545	43,283,927
Weighted average- basic	43,410,532	43,276,962	43,404,920	43,262,926
Weighted average- diluted	43,455,723	43,421,333	43,457,258	43,418,755

FINANCIAL RATIOS:
Return on average assets	0.88%	0.97%	0.93%	1.18%
Return on average shareholders’ equity	9.01%	9.94%	9.71%	12.05%
Average equity to average assets	9.74%	9.75%	9.59%	9.78%
Net interest margin	3.63%	3.71%	3.61%	3.72%

	September 30 2009	September 30 2008	December 31 2008	June 30 2009
PERIOD END BALANCES:
Assets	$8,091,278	$8,095,553	$8,102,091	$7,847,516
Earning assets	7,296,613	7,261,723	7,267,990	7,011,338
Loans, net of unearned income	5,789,445	5,911,618	6,014,155	5,890,156
Loans held for sale	4,969	718	868	12,191
Investment securities	1,111,645	1,377,677	1,291,822	1,138,225
Total deposits	6,022,666	5,504,471	5,647,954	5,735,910
Shareholders’ equity	771,882	773,109	736,712	756,383